EXHIBIT 1.1.2

Registration stamp by Inspection

# 7740 of the Ministry of Taxes and

Levies of Russia

State Registration Certificate as of

26 November 2004

OGRN # 2047740000779

Position: Head of Interregional

Inspectorate of the Ministry of Taxes

and Levies of Russia No40 of the City of Moscow

Signature: N. A. Zhukova

Seal: Ministry of Taxes and Levies of Russia

The copy of the document is kept at the registration department

APPROVED

By the Joint Extraordinary General

Meeting of Shareholders of

Open Joint Stock Company

“Vimpel-Communications” and

Open Joint Stock Company

“VimpelCom-Region”

Protocol No. 33

Dated April 16, 2004

/s/ A.V. Izosimov

General Director and Chief Executive Officer

Open Joint Stock Company “Vimpel-Communications”

Seal of Open Joint Stock Company “Vimpel-Communications”

Amendments to the Charter

of Open Joint Stock Company “Vimpel-Communications”

1.	To delete the second paragraph of Article 1.1 in its entirety.

2.	To insert a new Article 1.2 with the following wording: “As a result of the reorganization in the form of merger of Open Joint Stock Company “VimpelCom-Region” into the Company, the Company succeeded to all the rights and obligations of the Open Joint Stock Company “VimpelCom-Region” in accordance with the applicable laws of the Russian Federation.”

3.	To renumber Articles 1.2-1.5 to Articles 1.3-1.6 respectively.